UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

442 Littlefield Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2015, KaloBios Pharmaceuticals, Inc. (the “Company”) announced that Herb C. Cross had been appointed Interim Chief Executive Officer, in addition to his ongoing role as Chief Financial Officer, in light of the resignation of David W. Pritchard.

On January 20, 2015, the Board of Directors of the Company (the “Board”) approved an increase in Mr. Cross’s monthly salary, effective as of January 8, 2015, in the amount of $12,000 per month, for a total of $40,333.33 per month, for each month of his service as Interim Chief Executive Officer to reflect the additional duties and responsibilities Mr. Cross is assuming.  Mr. Cross will also be eligible to receive an annual cash incentive bonus under the Company’s Incentive Bonus Plan that will be calculated by reference to his actual base salary paid during 2015. The Board also awarded Mr. Cross an option to purchase 15,000 shares of the Company’s common stock (the “Cross Option Award”) with an exercise price equal to $0.44 per share, which was the closing price of the Company’s common stock on the date of grant, and granted the Compensation Committee of the Board the authority to grant Mr. Cross additional options during the period in which he serves as Interim Chief Executive Officer. The shares subject to the Cross Option Award will vest in equal monthly installments over twelve months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Donald R. Joseph
Donald R. Joseph
Chief Legal Officer

Dated:  January 21, 2015